Exhibit 10.2

Basic Lease Information Rider

Boca Raton Innovation Campus

The terms of this Basic Lease Information Rider (“Rider”) contain fundamental information relating to the Lease, many of the principal economic terms, the commencement dates, and related obligations. The Rider and the Standard Provisions to Lease are, by this reference, hereby incorporated into one another, and taken together shall be referred to as the Lease. Terms defined herein apply both for the purpose of this Rider and the Lease. Capitalized terms that are defined in the Lease have the same meaning when used in this Rider. In the event of any conflict between the terms of the Rider and the terms of the Standard Provisions to Lease, the terms of the Rider shall control.

1.     Date of Lease: December 15, 2016 (“Effective Date”). The Lease shall be binding and effective upon the date that the last of Landlord and Tenant executes the Lease, but the Lease Term shall on the Commencement Date.

2.     Landlord: Boca T-Rex Borrower, LLC, a Delaware limited liability company.

3.     Tenant: Twinlab Consolidation Corporation, a Delaware corporation authorized to do business in Florida.

4.     Complex: The Building, together with other improvements, consisting of a sum total of approximately 1,573,249 rentable square feet, and situated on real property more particularly described on Exhibit A.

5.     Building: That certain office building located on real property more particularly described on Exhibit A-1, with a mailing address of 4800 T-Rex Avenue, Boca Raton, Florida.

6.     Premises: Certain space located on the third floor of the Building, designated as Suite 305 and Suite 305A, and more particularly depicted on Exhibit B attached hereto.

7.     Rentable Area: The Premises consists of approximately 13,111 rentable square feet. The Premises, Building and Complex were measured utilizing ANSI/BOMA Z65.1-1996 standard (“BOMA”). By executing this Lease, Landlord and Tenant confirm the square footage referenced in this Paragraph is correct and shall not be modified unless the size of the Premises is reduced or enlarged. If the Rentable Area of the Premises, Building or Complex are not as set forth above, then Landlord and Tenant shall enter into an amendment to this Lease to modify (i) the Rentable Area, as necessary (ii) Tenant’s Proportionate Share of Operating Charges, (iii) the Base Rent, and (iv) any other matters which are affected by a change in the Rentable Area of the Premises.

8.     Proportionate Share:     Tenant’s Proportionate Share is 0.83%, calculated based on a fraction, stated in decimal terms, the numerator of which is the Rentable Area of the Premises and the denominator of which consists of rentable area of the Complex.

9.     Commencement Date: The later to occur of (i) Substantial Completion (as defined in Exhibit C, attached hereto) of the Tenant Improvements (hereinafter defined) and the Restroom Improvements (as hereinafter defined), and (ii) the Delivery Date (as hereinafter defined).

10.     Delivery Condition. Means that the Premises shall be vacant and broom clean, free from all tenancies and occupants, with all mechanical and utility systems serving the Premises in good working order and condition, and in compliance with all applicable federal, state and local laws, regulations and ordinances affecting the Premises (collectively, “Law” or “law”).

11.     Delivery Date: The date on which Landlord delivers physical and exclusive possession of the Premises to Tenant in the Delivery Condition.

12.     Expiration Date: The last day of the month which is one hundred and three (103) full calendar months after the Commencement Date.

13.     Lease Term: From the Commencement Date to the Expiration Date, unless extended or sooner terminated in accordance with the Lease.

14.     Base Rent: Beginning on the Commencement Date, Tenant shall pay Base Rent (plus applicable sales tax thereon, without demand, counter-claim or setoff except as may be expressly permitted under this Lease) in the amount equal to $15.25 per rentable square foot, or One Hundred Ninety Nine Thousand Nine Hundred Forty Two and 75/100 Dollars ($199,942.75) per annum, payable to Landlord in twelve (12) equal monthly installments of Sixteen Thousand Six Hundred Sixty One and 90/100 Dollars ($16,661.90). In the event the Commencement Date falls on a date other than the first day of a month, Tenant’s first payment of Base Rent shall be prorated for the fractional month between the Commencement Date and the first day of the first full calendar month in the term hereof on a per diem basis (calculated on a thirty (30) day month). Effective on the first day of the second Lease Year (as defined in Section 3.3) of the Lease Term, and on the first day of each successive Lease Year thereafter, Base Rent shall increase by three percent (3.00%) over the Base Rent in effect during the immediately preceding Lease Year.

15.     Abatement Period. Provided there is no outstanding Event of Default (as hereinafter defined) by Tenant hereunder, Landlord will abate Base Rent for the first seven (7) full calendar months of the Lease Term immediately following the Commencement Date. In the event the Lease is terminated prior to the expiration of the Lease Term, Tenant shall immediately pay to Landlord the then unamortized portion of the Base Rent that Tenant would have paid during the Abatement Period, together with seven percent (7%) per annum interest, amortized on a straight line basis over 103 months. This provision shall survive the termination of the Lease.

16.     Additional Rent: Additional Rent consists of Tenant’s Proportionate Share of the sum of Operating Charges, the Real Estate Taxes and any other expenses that arise under the Lease, as more fully set forth in Article 5 of the Lease (Additional Rent, together with Base Rent, herein referred to as "Rent").

17.     Operating Charges: As described in Article 5 of the Lease.

18.     Real Estate Taxes: As described in Article 5 of the Lease.

19.     Security Deposit: Contemporaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the amount of $250,000, to be held by Landlord as security for Tenant’s performance under this Lease, and not as an advance payment of Rent or a measure of Landlord’s damages for Default (as defined in Article 20).  The Security Deposit shall be paid in the form of cash.  Unless otherwise required by Law, Tenant shall not be entitled to interest on such Security Deposit, but Landlord shall not commingle such Security Deposit with any other funds of Landlord.  Upon an Event of Default, Landlord, without prejudice to any other remedy, may apply any applicable portion of the Security Deposit to:  (a) an arrearage of Rent, and/or (b) any other expense incurred by Landlord or any employee, agent, representative, trustee, officer or director of Landlord due to such Event of Default.  Within five (5) business days after written notice of Landlord’s use of the Security Deposit or portion thereof, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to its amount prior to such use, and Tenant’s failure to do so shall constitute an Event of Default hereunder. If Landlord transfers Landlord’s interests in the Lease, then Landlord shall upon notice to Tenant assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

20.     Prepaid Rent: On or before January 15, 2017, Tenant shall pay to Landlord first and last month's Rent in the amount of $57,013.21, $26,128.58 of which shall be applied on the Commencement Date towards the payment of Rent for the first month of the Lease Term, and $30,884.62 of which shall be applied on the Commencement Date towards the payment of Rent for the last month of the Lease Term.

21.     Guarantor: N/A

22.     Permitted Use: Tenant may use the Premises for general office use and all other legal ancillary uses and must be in compliance with applicable zoning.

23.     Parking Spaces: Tenant’s use of parking during the Lease Term shall be subject to the requirements of Article 24 of the Standard Provisions to Lease. Except as set forth in Article 24, Tenant shall have the right to the non-exclusive use, in common with all other tenants in the Complex.

24.     Tenant’s Address for Notices:                                                                               Prior to January 1, 2017:

Twinlab Consolidation Corporation

2255 Glades Road

Suite 342W

Boca Raton, FL 33431

Attn: Mary Marbach, Esq.

         General Counsel

From and after January 1, 2017 until the Commencement Date:

Twinlab Consolidation Corporation

4910 Communications Avenue
Suite 200

Boca Raton, Florida 33431

Attn:     Mary Marbach, Esq.
              General Counsel

From and after the Commencement Date:

Twinlab Consolidation Corporation

4850 T-Rex Avenue

Suite 305

Boca Raton, FL 33431

Attn:       Mary Marbach, Esq.

General Counsel

25.     Intentionally deleted.

26.     Broker(s): Each party represents and warrants that it has dealt with no real estate broker or other person or firm which may claim a commission or fee in connection with this Lease other than CBRE, Inc. (Landlord ‘s Broker) and Cushman & Wakefield of Florida Inc. (Tenant’s Broker). Tenant acknowledges and agrees that Landlord shall not pay any commission or fee to the Brokers on the Improvement Allowance (as hereinafter defined). Each party shall indemnify and hold the other party harmless from any costs, damages, suits or claims (including reasonable attorney’s fees) resulting from a breach of the foregoing representation and warranty by such party. Landlord shall pay the fees and commissions due Landlord’s Broker and Tenant’s Broker in connection with this Lease pursuant to a separate agreement.

27.     Tenant Improvements: Landlord shall improve the Premises as more particularly set forth in the Work Letter attached hereto as Exhibit C.

28.     Restroom Improvements. Landlord, at Landlord’s expense, shall, prior to the Commencement Date and using standard finishes and materials for the Building, renovate, construct, and/or refurbish the common area restroom facilities located on the third floor of the Building ("Restroom Improvements") consistent with recent restroom renovations performed by Landlord in the Building.

29.     Improvement Allowance: Landlord shall contribute an improvement allowance equal to $40.00 per square foot of Rentable Area calculated on the basis of 13,111 rentable square feet, for a sum total amount of $524,440.00, as partial payment for the “hard cost" of the Tenant Improvements. As used herein, the phrase “hard cost” means all costs and expenses incurred in connection with the design, construction and permitting of the Tenant Improvements, including, without limitation, amounts paid to contractors, subcontractors, material suppliers, architects and engineers. The Improvement Allowance may not be applied to any other costs such as, but not limited to, the cost of Tenant's trade fixtures, equipment, moving expenses, low voltage wiring, card readers and cabling. Tenant hereby acknowledges that all Tenant Improvements constructed using any portion of the Improvement Allowance shall be the sole property of Landlord from the date of construction or installation in the Premises and shall remain in the Premises following the expiration of the Lease. Tenant shall be solely responsible for all costs associated with completing the Tenant Improvements over and above the Improvement Allowance. Any costs and expenses associated with the Tenant Improvements that exceed the Improvement Allowance (the “Excess”) shall be promptly paid by Tenant within fifteen (15) days after receipt of an invoice therefor with reasonable supporting information. In the event that the total costs of the Tenant Improvements are less than the Improvement Allowance, Tenant shall receive a credit against the payment of Base Rent due from Tenant to Landlord for the unused portion of the Improvement Allowance. Tenant’s failure to make any payments related to the Excess within fifteen (15) days from the date when due shall be an Event of Default under the Lease, entitling Landlord to all available remedies. Any portion of the Improvement Allowance not sought by Tenant pursuant to the terms hereof within six (6) months from the Commencement Date or applied as a credit against Base Rent as set forth above shall be forfeited by Tenant.

From and after the Delivery Date as hereinafter defined, Tenant shall have access to the Premises for the conduct of its business twenty-four (24) hours per day, seven (7) days per week. Tenant shall obtain, in advance and at its own cost, all permits and approvals required from any municipal or governmental authority necessary for it to use and occupy the Premises for Tenant’s intended purposes. Landlord’s prior written approval, not to be unreasonably withheld, shall be obtained with respect to the specific equipment Tenant desires to place in the Premises. Tenant acknowledges that Landlord may have reserved certain risers, pads, roof locations, and similar areas of the Building for lease to tenants who have in excess of building standard need for such areas.

30.     Early Access. As an accommodation to Tenant, Landlord hereby grants to Tenant the right to access the Premises, during normal business hours, thirty (30) days prior to the Commencement Date (the “Early Access”) to deliver and install (at Tenant’s sole cost and expense) Tenant’s low voltage cabling, furniture or other personal property (collectively, “Tenant's Equipment”) and otherwise prepare the Premises for Tenant's occupancy. Tenant shall obtain, in advance and at its own cost, all permits and approvals required from any municipal or governmental authority necessary for it to use and occupy the Premises for Tenant’s intended purposes. Landlord's prior written approval, not to be unreasonably withheld, shall be obtained with respect to the specific equipment Tenant desires to place in the Premises. Tenant acknowledges that Landlord may have reserved certain risers, pads, roof locations, and similar areas of the Building for lease to tenants who have in excess of building standard need for such areas. The Early Access shall not interfere with the construction of the Tenant Improvements, as defined in Exhibit C, or disturb the other tenants of the Building. Landlord assumes no liability for Tenant’s Equipment located at the Premises during the Early Access. Tenant waives and releases Landlord from any claims relating to damage to Tenant’s Equipment occurring during the Early Access.

31.     Management. The Building shall be professionally managed for Landlord by a management company (which may be affiliated with Landlord) selected by Landlord.

32.     Renewal Option. Tenant shall have the right to renew this Lease for one (1) additional term of five (5) years (the “Renewal Term”), by delivering written notice (the “Extension Notice”) of the exercise thereof to Landlord not earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Term, TIME BEING OF THE ESSENCE, provided that: (i) Tenant or a Permitted Transferee is the named Tenant hereunder; (ii) no Event of Default exists either at the time of such exercise or at the commencement of the Renewal Term; and (iii) Tenant or a Permitted Transferee is occupying, and using for its own business, not less than seventy-five percent (75%) of the Premises at the time of such exercise and upon the commencement of the Renewal Term. If Tenant does not timely exercise its option to renew pursuant to this Paragraph, such option shall be deemed waived and of no further force and effect. Tenant shall lease the Premises during the Renewal Term in its then-current condition, and Landlord shall have no obligation to perform any work to the Premises, or to provide Tenant with any improvement allowance or other tenant inducements. Except as expressly set forth herein, the Renewal Term shall be on the same terms and conditions as in this Lease; provided, however, that Base Rent for the Renewal Term shall be increased to the then prevailing Fair Market Rental Value (as defined below). For purposes hereof, the occupancy of Suite 305A by W Products (as hereinafter defined), consisting of approximately 646 rentable square feet, shall constitute part of Tenant’s occupancy for purposes of calculating the seventy-five percent (75%) threshold set forth above.

As used herein, "Fair Market Rental Value" shall mean the then prevailing renewal market rental rate for comparable space in similar buildings of comparable age, construction, tenant mix, technology and other amenities in the north Boca Raton submarket (“Comparable Buildings”); taking into account, among other considerations, (i) the size and location of the Building, Complex and the Premises, (ii) the duration of lease term, (iii) the creditworthiness of Tenant, (iv) the extent of services provided to the Premises, and (v) all other relevant factors.

Within thirty (30) days after receipt of an Extension Notice, Landlord shall advise Tenant of Landlord’s reasonable determination of the applicable Fair Market Rental Value for Base Rent during the Renewal Term. Tenant, within fifteen (15) days after the date that Landlord advises Tenant of the applicable Base Rent during the Renewal Tenant, shall either: (a) give Landlord a final binding notice ("Binding Notice") of Tenant's exercise of its option at the Landlord’s stated Fair Market Rental Value for Base Rent; or (b) if Tenant disagrees with Landlord's determination of the Fair Market Rental Value, provide Landlord with notice of rejection (the "Rejection Notice"); or (c) withdraw Tenant’s Extension Notice in which case the Lease shall expire at the end of the then current Term. If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within the fifteen (15) day period, then Tenant's Renewal Term, at Landlord's option, shall be deemed null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall promptly enter into an amendment to this Lease to incorporate the terms of the Renewal Terms, as provided herein.

In the event that Tenant provides Landlord with a Rejection Notice and Landlord and Tenant are unable to agree upon the Fair Market Rental Value for Base Rent during the Renewal Term within fifteen (15) days from the date of Tenant’s Rejection Notice, both Landlord and Tenant shall then, within five (5) days of the end of said fifteen (15) day period, (i) submit to each other their respective determinations of Fair Market Rental Value and (ii) each shall appoint an arbitrator who must be an independent licensed appraiser, a Member of the Appraisal Institute and has no less than ten (10) years of experience in the commercial real estate market in which the Premises is located; and notify the other of such appointment. If either Landlord or Tenant fails to timely appoint an arbitrator, the arbitrator selected shall select the second (2nd) arbitrator, who shall be impartial, within five (5) days after such party’s failure to appoint. The two arbitrators shall, within fifteen (15) days of their appointment, select from the two determinations originally submitted by Landlord and Tenant the one that is closer to the Fair Market Rental Value as determined by the arbitrators, and said selection shall thereafter be deemed the Fair Market Rental Value. If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Landlord and Tenant is the closest to the actual Fair Market Rental Value within thirty (30) days of their appointment, the two arbitrators shall appoint a third (3rd) arbitrator within five (5) days after the failure of the initial arbitrators to agree on a Fair Market Rental Value, to decide upon which of the two determinations submitted is the closest to the actual Fair Market Rental Value. The arbitrators shall not be permitted to choose any results other than the determination presented by either Landlord or Tenant. The fees and expenses of any arbitration shall be borne by the losing party. The arbitrators’ determination shall be final and binding on the parties.

33.     Right of First Offer. Subject only to the rights heretofore granted to other tenants of the Building or Complex pursuant to existing leases or other contractual agreements in effect as of the date of this Lease, all of which are set forth on Exhibit J (collectively, the “Prior Tenants”), in the event that Landlord desires to lease any space in the Building that is contiguous to the Premises the size and configuration of which shall be determined by Landlord in its sole discretion (the “Offer Space”) Tenant shall have a continuous option throughout the Term to lease such Offer Space, in its entirety, as it may become available for lease from time to time during the Term, provided that (i) Tenant is the initial named Tenant hereunder or a Permitted Transferee; (ii) no Event of Default then exists; (iii) Tenant is occupying, and using for its own business, at least seventy-five percent (75%) of the Premises; and (iv) except as set forth in this Paragraph 33, no less than forty-eight (48) months remain under the Lease Term. For purposes hereof, the occupancy of Suite 305A by W Products shall constitute part of Tenant’s occupancy for purposes of calculating the seventy-five percent (75%) threshold set forth above.

Before offering the Offer Space to any party for lease (other than any Prior Tenant(s)), Landlord will notify Tenant (the “Offer Notice”) of the terms and conditions Landlord would be willing to accept (which shall be determined by Landlord in its reasonable discretion based on the then current market terms and conditions) with respect to a lease of the Offer Space, and Tenant shall have ten (10) days within which to respond to the Offer Notice, TIME BEING STRICTLY OF THE ESSENCE. As used herein, the phrase “available for lease” shall mean that Landlord (1) is not contractually obligated to lease, or offer to lease, the Offer Space to another party, and (2) Landlord desires to make the Offer Space available for lease.

Should Tenant decline Landlord’s offer or fail to timely respond to the Offer Notice within such ten (10) day period, then Tenant’s option under this Section with respect to the Offer Space set forth in the Offer Notice shall be deemed waived, and Landlord shall be free to lease the Offer Space to any other party on substantially the same terms as contained in the Offer Notice. In the event that (i) Landlord fails to enter into a lease for such Offer Space with a third party on substantially the same terms contained in the Offer Notice within ten (10) months following the date of the Offer Notice; or (ii) the net effective rent set forth in the Offer Notice is reduced by more than ten percent (10%) within ten (10) months following the date of the Offer Notice, then Landlord shall again issue an Offer Notice and offer such Offer Space to Tenant on such revised terms in accordance with this Paragraph 33.

If Tenant timely accepts Landlord’s offer to lease the Offer Space, then the Rent and all other terms and conditions with respect to the Offer Space shall be as set forth in the Offer Notice, except that, notwithstanding anything contained in the Offer Notice (i) the term for the Offer Space shall be coterminous with the Lease Term of this Lease, provided no less than forty-eight (48) months remain under the Lease Term; and (ii) the term for the Offer Space shall commence on the earlier to occur of (A) the Substantial Completion of Alterations performed by Tenant to Offer Space or (B) five months (5) after Landlord delivers possession of the Offer Space to Tenant in the Delivery Condition (the “Offer Space Commencement Date”). Notwithstanding the foregoing, in the event that less than forty-eight (48) months remain under the Lease Term at the time that Landlord delivers the Offer Notice, then simultaneously with Tenant’s exercise of the right to lease the Offer Space, Tenant shall automatically be deemed to deliver the Binding Notice to exercise the renewal option pursuant to Paragraph 32 thereof, and in such event, (x) for purposes of determining Fair Market Rental Value for the Renewal Term, Tenant shall be deemed to have exercised the renewal option on the date which is twelve (12) months prior to the expiration of the initial Term, and (y) the Lease Term for the Premises and the Offer Space shall end on the last day of the Renewal Term.

If Tenant exercises its Right of First Offer prior to the expiration of the second (2nd) Lease Year, then (i) Base Rent for the Offer Space shall be equal to the then escalated Base Rent in effect under this Lease, (ii) Landlord will contribute an improvement allowance for the Offer Space at the same rate per square foot as the Premises, but proportionately reduced in accordance with the remaining Lease Term, and (iii) Landlord will abate Base Rent for the Offer Space at the same rate per square foot as the Premises, but proportionately reduced in accordance with the remaining Lease Term. If Tenant exercises its Right of First Offer after the expiration of the second (2nd) Lease Year, Base Rent for the Offer Space shall be equal to Fair Market Rental Value, determined in accordance with the procedure set forth in Paragraph 32 hereof, and Landlord shall not contribute an improvement allowance or abate Base Rent for the Offer Space.

Commencing on the Offer Space Commencement Date: (i) the Offer Space shall be added to and deemed a part of the Premises upon all of the terms and conditions of this Lease, except as otherwise specifically set forth in the Offer Notice and this Section, but in no event shall Landlord be obligated to provide Tenant with any allowances in connection therewith (e.g., moving allowance, construction allowance, and the like), except to the extent specifically set forth in the Offer Notice or otherwise set forth in this Paragraph 33; (ii) the Rent shall be adjusted to reflect the addition of the Offer Space to the Premises at the rate set forth in this Paragraph 33; and (iii) the Lease Term shall be for a period of no less than forty-eight (48) months. Landlord and Tenant agree to execute an amendment to this Lease reflecting the appropriate revisions; however, the failure to enter into such an amendment shall not affect the operation of this Section. Subject to the terms of this Section, Tenant acknowledges and agrees that (i) if Tenant declines Landlord’s offer or fails to respond within the applicable time period with respect to the Offer Notice, then subject to the terms of this Paragraph 33, Landlord shall have the absolute right to lease all or any portion of the Offer Space for a term or terms of any duration (including any renewals and/or extensions thereof) for that instance.

34.     Option to Terminate. Tenant shall have a conditional one-time right (the “Termination Option”) to terminate this Lease on the last day of the ninety-first (91st) full calendar month of the Lease Term (the “Early Termination Date”), which early Termination Option shall be subject to, and, to be effective, must be exercised in strict accordance with, the terms and conditions of this Section. Tenant’s Termination Option shall be expressly subject to the satisfaction of all of the following conditions:

(i)     Tenant notifies Landlord in writing of Tenant’s election to exercise such Option (“Termination Notice”) at least twelve (12) months prior to the Early Termination Date;

(ii)     at the time of Tenant’s Termination Notice, and upon the Early Termination Date, there is no outstanding Event of Default; and

(iii)     Within thirty (30) days after Tenant gives the Tenant’s Termination Notice to Landlord, as Additional Rent hereunder, Tenant shall pay to Landlord the Termination Fee (as defined below) for the Termination Option.

(a)      The Termination Fee shall be an amount equal to $119,384.15, constituting the unamortized (as of the Early Termination Date) portion of all Landlord’s Costs (as defined below) associated with this Lease (the “Termination Fee”). For the purposes hereof, "Landlord’s Costs" shall include: (i) brokerage fees incurred by Landlord in connection with this Lease (inclusive of any such costs relating to renewals, extensions or any rights of first offer); (ii) the Improvement Allowance; (iii) the abatement of Rent during the Abatement Period; and (iv) legal costs incurred by Landlord in connection with this Lease. For the purpose of determining the unamortized portion of the Landlord’s Costs using generally accepted accounting principles, all such Landlord’s Costs, along with interest thereon, shall be amortized at a rate of seven percent (7%) per annum over the period beginning on the Commencement Date and ending on the Expiration Date. In the event that Tenant leases additional space in the Building, Landlord will provide Tenant with Landlord's calculation of the revised Termination Fee within thirty (30) days after request by Tenant, together with reasonable supporting documentation.

(b) If Tenant properly exercises the Termination Option and the conditions applicable thereto have been satisfied, this Lease shall be deemed terminated on the Early Termination Date. Tenant shall return possession of the Premises to Landlord in broom clean condition and in accordance with the terms of the Lease, and the parties’ respective rights and obligations hereunder shall terminate, except for those obligations which accrue prior to such Early Termination Date and those rights and obligations which expressly, or by their nature, survive the termination of this Lease (including all indemnification obligations hereunder). If Tenant properly exercises the Termination Option and subsequently fails to timely and properly vacate the Premises and return possession thereof to Landlord on or before the Early Termination Date, Tenant shall be deemed to be holding over in the Premises, which holdover shall be subject to the terms of Section 23.1 hereof (excluding the Permitted Holdover Period).

35.     Gym membership. Commencing on January 1, 2017, and continuing throughout the first Lease Year of the Lease Term, Landlord shall provide Tenant with thirty (30) annual memberships to the gym facility located in the Complex, at no additional charge to Tenant (collectively, the "Complimentary Gym Memberships"). The thirty (30) individuals using the Complimentary Gym Memberships must be officers and/or employees of Tenant; and Tenant must designate the identity of such individuals by providing written notice to Landlord. The Complimentary Gym Memberships shall terminate at the expiration of the first Lease Year, and Tenant and its employees may thereafter purchase gym memberships at Landlord's standard rates in effect from time to time.

[SIGNATURES APPEAR ON THE SUBSEQUENT PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Basic Lease Information Rider on this 15th day of December, 2016 intending that it be, and the same hereby is, incorporated into and made a part of the Boca Raton Innovation Campus.

WITNESS:		LANDLORD:

/s/ Danielle Vennett		BOCA T-REX BORROWER, LLC, a
Name:	Danielle Vennett	Delaware limited liability company

/s/ Gregory Yuskanich		By:	/s/ Regan McCrady
Name:	Gregory Yuskanich	Name:	Regan McCrady
		Title:	Authorized Representative

WITNESS:		TENANT:

/s/ Irina Lorenzi		TWINLAB CONSOLIDATION
Name:	Irina Lorenzi	CORPORATION, a Delaware corporation

/s/ David Silverman		By:	/s/ Naomi Whittel
Name:	David Silverman	Name:	Naomi Whittel
		Title:	CEO